EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY




                                                    STATE OR JURISDICTION
SUBSIDIARY                                             OF INCORPORATION
----------                                             ----------------

Intercargo Insurance Company                               Illinois
Intercargo Insurance Company H.K. Limited                  Hong Kong
Intercargo International Limited                    British Virgin Islands
International Advisory Services, Inc. (1)                  Illinois
TRM Insurance Services, Inc.                               Illinois






(1) International Advisory Services has nine subsidiaries all known as Trade Insurance Services, Inc. and operating as insurance agencies. These are located in various states as well as one location each in Canada and Hong Kong.